   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 10, 1998.

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14A-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                     AMERICAN BANKERS INSURANCE GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                      AMERICAN INTERNATIONAL GROUP, INC.
--------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

 [X]  No Fee required.

 [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11:

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which the transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

        On February 13, 1998, American International Group, Inc. submitted the following letter regarding the application of Cendant Corporation to acquire control of American Bankers Insurance Group, Inc. to the state insurance commissioners in Arizona, Georgia, New York, South Carolina and Texas.

                                                February 13, 1998

Director John A. Greene                 Commissioner John Oxendine
State of Arizona                        Department of Insurance
Department of Insurance                 State of Georgia
2910 North 44th Street, Suite 210       2 Martin Luther King, Jr. Drive
Phoenix, Arizona 85018-7526             Floyd Memorial Building
                                        704 West Tower
                                        Atlanta, Georgia 30334

Superintendent Neil D. Levin            Director Lee P. Jedziniak
Department of Insurance                 State of South Carolina
State of New York                       Department of Insurance
25 Beaver Street                        1612 Marion Street
New York, New York 10004                P.O. Box 100105
                                        Columbia, South Carolina 29202-3105

Commissioner Elton Bomer
Texas Department of Insurance
P.O. Box 149104
Austin, Texas 78714-9104

        Re: Application of Cendant Corporation to Acquire
            Control of American Bankers Insurance Group, Inc.

Honorable Gentlemen:

        American International Group, Inc. ("AIG") writes today to inform you that Cendant Corporation ("Cendant") has commenced the mailing of proxy solicitation material to induce shareholders of American Bankers Insurance Group, Inc. ("ABIG") to furnish officers of Cendant* proxies to vote against the proposed AIG/ABIG merger at the meetings of ABIG preferred and common shareholders scheduled for March 4 and 6, 1998 (see the attached article from today's Wall Street Journal).

---------
* James E. Buckman, Senior Executive Vice President and General Counsel; Michael P. Monaco, Chief Financial Officer.

     AIG believes this effort to obtain proxies for more than 10% of ABIG's common shares is an intentional violation of your state's insurance holding company statute. Moreover, the Texas Cendant Form A (the only Form A to which AIG currently has access) does not even seek prior approval for holding or voting proxies as to 10% or more of the shares of either ABIG's common stock or preferred stock. AIG presumes (but does not know) that Cendant's Form A or equivalent filings in other states are similarly defective.

     Under your insurance holding company statutes, "control" is presumed to exist if a person owns, controls, holds with the power to vote or holds proxies representing* 10% or more of the voting securities of another person. AIG recognizes and agrees that Cendant may attempt to influence the voting of any and all ABIG shareholders with respect to the AIG/ABIG merger without your prior regulatory approval (as may AIG). However, neither Cendant nor AIG may actually hold or vote proxies of ABIG shareholders that, when aggregated with other ownership interests in ABIG (Cendant currently owns 371,200 shares of ABIG common stock and 99,900 shares of ABIG preferred stock), attach to 10% or more of the shares entitled to vote at such meetings until after your Department has approved Cendant or AIG, respectively, as a controlling person.

-------------------

* In New York, the statute does not expressly reference holding proxies, but has been so interpreted in the past.

        AIG respectfully requests that your Department immediately take all appropriate regulatory action to prevent Cendant from holding or voting proxies in connection with the ABIG shareholders meetings scheduled for March 4 and 6, 1998 in such amount as would equal or exceed the 10% threshold (when aggregated with Cendant's other ownership interests) because Cendant has not been approved as a controlling person of ABIG. The power that Cendant would have pursuant to proxies to cause ABIG to reject the merger with AIG and bring ABIG to its knees in the face of Cendant's hostile tender offer and to be sold, inevitably, to Cendant is precisely the power to direct the policies of an insurer that your holding company statute seeks to regulate.

        Your Department's taking such action against Cendant will not prevent ABIG shareholders from voting against the AIG/ABIG merger if they so choose. As you are aware, pursuant to the federal securities laws ABIG shareholders have the ability to mark the proxy card being solicited by ABIG whether they wish to vote for or against the AIG/ABIG merger.

        AIG does not know whether Cendant has sought or filed a disclaimer of control as to the holding or voting of proxies with respect to ABIG shares. If Cendant has filed or files such a disclaimer, AIG believes it is not credible and should be denied or revoked.

        AIG trusts your Department will take all necessary steps to enforce your holding company statute. AIG further respectfully submits that Cendant's willful violation of your statute is, in itself, sufficient grounds to deny Cendant's application to acquire control of ABIG.

        AIG wishes to express its appreciation of your Department's continued attention and cooperation in connection with this matter.


                                        Respectfully submitted,


                                        /s/ Florence A. Davis
                                        ------------------------
                                        Florence A. Davis,
                                        Vice President and General Counsel


cc: Mr. R. Kirk Landon
    (Chairman of the Board
    of Directors, American
    Bankers Insurance Group, Inc.)

THE WALL STREET JOURNAL, FRIDAY, FEBRUARY 13, 1998


                           CENDANT CORP. SENDS
                            MAILING TO HOLDERS
                           OF AMERICAN BANKERS

By a Wall Street Journal Staff Reporter

        PARSIPPANY, N.J. -- Cendant Corp., continuing its fight to buy American Bankers Insurance Group Inc., said it is mailing proxy materials to the insurance company's shareholders, urging them to vote against a rival bid.

        Cendant began a hostile $58-a-share cash tender offer for the Miami insurance company two weeks ago and has filed suit in Miami federal court to break up the company's previous agreement to be acquired by American International Group Inc. for $47 a share, or about $2.2 billion. In proxy materials, Cendant argues that American Bankers shareholders should reject AIG's bid in favor of its higher, $2.7 billion offer.

        American Bankers shareholders are scheduled to vote on the AIG transaction during the first week of March.

        Meanwhile, New York-based AIG has also sued Cendant, also in Miami federal court, accusing the marketing concern of spreading false information. Any transaction would need regulatory approval from the insurance commissions of several states.

        Separately, Cendant said it plans to offer $1 billion in securities, called Feline Prides, which will include a unit of Cendant debt paired with a requirement to purchase Cendant stock in three years. Cendant said it will use proceeds from the offering for general corporate purposes, including acquisitions and reducing debt, but that it is not counting on the funds for its American Bankers bid. Merrill Lynch & Co. will manage the offering and will be granted an option to buy as much as an additional $150 million of the units, Cendant said.

        In New York Stock Exchange composite trading yesterday, Cendant shares closed at $36.50, up 62.5 cents.